SYPRIS SOLUTIONS, INC.
INCENTIVE BONUS PLAN
JULY 1, 2005 – DECEMBER 31, 2005

1.     ESTABLISHMENT OF PLAN.

        Sypris Solutions, Inc., a Delaware corporation, on behalf of itself and its key subsidiaries (the “Company”), established this corporate bonus plan effective as of July 1, 2005 (the “Plan”), to provide a financial incentive for employees of the Company to advance the growth and prosperity of the Company.

2.     ELIGIBILITY.

        Employees of the Company who are specifically designated by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for participation during the current year shall be eligible to participate in the Plan.

3.     PARTICIPANT’S PERCENTAGE SHARE.

        The bonus target for each participant will be established and approved by the Compensation Committee. Each participant will be provided with a copy of this Plan, and with the participant’s salary, bonus potential based upon the current operating budget, and his or her objectives for the current year. In general, unless modified by the Committee in order to comply with any applicable Rules or as otherwise determined to be in the Company’s best interests, Bonus Awards shall be allocated as follows among (a) cash awards and (b) restricted shares of the Company’s common stock, valued as of the date of grant, vesting on the second anniversary of such grant date and issued under the 2004 Sypris Equity Plan on Terms established by the Committee, subject to any such Rules (“Restricted Shares”):

	Executive Officers	Other Participants

Restricted Shares:	70%	30%
Cash Awards:	30%	70%

4.     Financial Performance Goals.

        No Bonus Awards shall be payable for any subsidiary employee or any corporate employee, unless such subsidiary or the Company on a consolidated basis, has achieved 100% of its, respective, 2005 target for profit before tax (before bonus accrual) (“PBT”).

5.     Bonus Award.

        Each qualified participant will be eligible for a Bonus Award that is equal to his or her bonus target, subject to the provisions of Sections 8.1, 8.2, 8.3 and the following:

        5.1 Management Objectives.  Each participant will have at least three Management Objectives for 2005, each of which will be specific with regard to (i) the expected outcome, (ii) the expected financial impact on the Company and (iii) the date or dates by which the objective must be achieved. Each objective will receive a weighting, the total of which for all objectives will be equal to 100%. The Chief Executive Officer of the Company will have the responsibility to review and determine each participant’s performance to objectives and to assign each individual a percentage that will be used as a factor to determine the actual amount of the awards to be distributed.

        5.2 Discretionary Review.  The Chief Executive Officer of the Company will have the discretion to increase the actual amount of any Bonus Award to be distributed by up to 20% of the participant’s bonus target, based upon the participant’s specific performance and contribution to the Company. Such discretion will be used sparingly and will generally be limited to the recognition of extenuating circumstances and/or exceptional accomplishments that may or may not have been captured by the Management Objectives.

        5.3 Approval and Discretion of the Compensation Committee. The Bonus Award for each participant will be subject to the review of and final approval by the Compensation Committee. Any Pool or Award may be reduced in the sole discretion of the Committee, in light of the Company’s other compensation programs or other relevant factors.

        5.4 Qualification.  Awards will be payable to each eligible participant as soon as administratively practicable after release of the audited annual financial statements of the Company for 2005 and the approval of the Compensation Committee; provided, however, that the Plan shall be in effect as of the date of payment and such employee shall be employed by the Company as of the date of payment. NO EMPLOYEE SHALL HAVE ANY RIGHT TO PAYMENT OF AN AWARD UNLESS THE PLAN IS IN EFFECT AND THE EMPLOYEE IS EMPLOYED BY THE COMPANY AS OF THE DATE OF PAYMENT.

6.     METHOD OF DISTRIBUTION.

        Cash awards shall be payable by check in lump sum. All such payments will be subject to withholding for income, social security or other such payroll taxes as may be appropriate in accordance with applicable Rules. All Awards of Restricted Shares shall be made solely under the 2004 Sypris Equity Plan, in accordance with Terms established by the Committee, subject to any applicable Rules.

7.      ADMINISTRATION.

        The Compensation Committee shall administer this Plan. The Compensation Committee shall have complete authority to interpret the Plan or any Award, to prescribe, amend and rescind rules and regulations relating thereto, and to make all other determinations necessary or advisable for the administration of the Plan or any Award Agreements (including to establish or amend any rules regarding the Plan that are necessary or advisable to comply with, or qualify under, any applicable law, listing requirement, regulation or policy of any entity, agency, organization, governmental entity, or the Company, in the Compensation Committee’s sole discretion (“Rule”)). The decisions of the Compensation Committee in interpreting and applying the Plan shall be final.

8.     MISCELLANEOUS.

        8.1 Employment Rights.  Participation in the Plan shall not be construed as giving an employee any future right of employment with the Company or any irrevocable right to receive any Bonus Award or other benefit from the Company. Subject to applicable Rules, acceptance of any Award shall constitute acceptance of the Company’s right to terminate employment at will, and acceptance of all provisions of the Plan.

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        8.2 Acquisitions and Divestitures.  The variables to be used in the calculation of PBT will be prorated for any acquisition and/or divestiture to reflect the timing of such event or events during the current Plan year at the time of such acquisition or divestiture.

        8.3 Amendment and Termination.  The Company may, without the consent of any employee or beneficiary, amend or terminate the Plan at any time and from time-to-time.

        8.4 Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

        8.5 Construction.  The headings and subheadings of this Plan have been inserted for convenience for reference only and are to be ignored in any construction of the provisions hereof. The masculine shall be deemed to include the feminine, the singular shall include the plural, and the plural shall include the singular unless the context otherwise requires. The invalidity or unenforceability of any provision hereunder shall not affect the validity or enforceability of the balance hereof. This Plan represents the entire undertaking by the Company concerning its subject matter and supersedes all prior undertakings with respect thereto. No provision hereof may be waived or discharged except by a written document approved by the Compensation Committee and signed by a duly authorized representative of the Company.

        The parties indicate their acknowledgement of the terms and conditions of this Plan as of the date first written above.

SYPRIS SOLUTIONS, INC.	PARTICIPANT

________________________________ Robert E. Gill Chairman	________________________________

________________________________ Jeffrey T. Gill President and CEO

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